UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Image Entertainment, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 17, 2006

My Fellow Shareholders:

I am writing to ask for your support for your board’s nominees for director at our upcoming annual meeting of shareholders.  You can show your support by simply voting the enclosed WHITE proxy card. There are many reasons why you should vote for the Image Entertainment nominees, including:

•                  Lions Gate and its nominees are competitors of Image with serious conflicts of interest

•                  Lions Gate is a hostile corporate raider, attempting to take control of your company without raising its inadequate bid

•                  Lions Gate’s attacks on our board are unjustifiable, false and misleading

•                  Our ongoing analysis of strategic alternatives will seek to maximize value for all of our shareholders, not to placate a single dissident.

We believe that the recent attacks on your board of directors by Lions Gate are manipulative and self-serving, and not in the best interests of our other shareholders.  Indeed, it appears from Lions Gate’s recent statements, filings and overall actions that its desire may be to keep Image’s share price from increasing in the hopes that Lions Gate’s inadequate $4 offer will be accepted.

Our rich, diverse and expanding catalogue of over 3,000 video titles, the growing digital rights library held by our wholly-owned subsidiary Egami Media, and the removal of a rival — Image — would undoubtedly be an attractive prospect for any competitor, particularly Lions Gate.  Our job is to maximize value for all of our shareholders, not just a select few (or even only one).  To that end, our special committee hired the esteemed investment bank Lazard Frères & Co. to explore the strategic options available to us.  That process is very much active and ongoing, and we remain confident in Lazard’s proven expertise.

We urge you to vote the WHITE proxy card in favor of the Board’s nominees.  You can help force Lions Gate to abandon its attacks, negotiate in good faith, and increase its offer if it seeks to acquire the company.

Do not return Lions Gate’s blue proxy card.  If you have already returned the blue card, you can correct this mistake by returning the WHITE card today.  Please note carefully:  Lions Gate’s proxy card might also be white in color, but simply have the word “BLUE” typed at the bottom.  Our proxy card is white in color, and also has the word “WHITE” typed at the bottom.  It is very important that you vote carefully, using the correct proxy card.

We urge you to vote the WHITE proxy card today — by telephone or Internet by following the instructions on the WHITE proxy card — or by signing, dating, and returning the enclosed WHITE proxy card in the self-addressed, stamped envelope provided.

Lions Gate and Its Nominees Are Competitors of Image
with Serious Conflicts of Interest

Lions Gate has proposed its own slate of paid nominees to replace our current board.  Lions Gate is a direct competitor of Image, and its true motives for seeking to replace our board must be questioned.  According to Lions Gate’s public filings, each of the nominees agreed to run in exchange for receiving $20,000 from Lions Gate, apparently in addition to standard compensation for service on the Board, raising concerns of cronyism and creating a potential financial conflict of interest with our other stockholders.  Moreover, Lions Gate’s nominee Edward Huguez handles sales for Starz Entertainment, an affiliate of another one of our major competitors, independent DVD supplier Anchor Bay Entertainment.

Lions Gate Is a Hostile Corporate Raider, Attempting to Steal
Our Company Without Raising Its Inadequate Bid

We are deeply concerned that Lions Gate appears to be engaged in an unfair and anti-competitive campaign to negatively impact and artificially deflate Image’s share price through the dissemination of incomplete and misleading information, for the sole benefit of Lions Gate and to the detriment of our other stockholders.

Immediately upon receiving Lions Gate’s unsolicited proposal last year, your board appointed a special committee, comprised of independent directors of Image, who engaged the services of respected entertainment investment bank The Salter Group.  After receiving The Salter Group’s advice, the committee rejected Lions Gate’s offer as grossly inadequate.  Although Lions Gate repeated the same $4 offer as “non-binding indication of interest” in July of this year, Lions Gate has never made a higher offer for Image.

Instead, Lions Gate sued us and launched a hostile takeover attempt, in an effort to acquire the company without paying a fair price.  Voting for Lions Gate’s nominees will only help one of our stockholders, Lions Gate, and will hurt all other stockholders who want — and deserve — a higher price.  We need your help to bring Lions Gate back to the bargaining table, and abandon its efforts to forcefully acquire our company for an inadequate price.

Your Board Has Delivered Significant Shareholder Value
During Trying Times

The Acquisition of Home Vision Entertainment and the Exclusive Distribution Deal with The Criterion Collection Are Value-Maximizing Strategic Transactions

We are justifiably proud of our acquisition of Home Vision Entertainment and the related signing of our exclusive distribution agreement with The Criterion Collection, the world’s premier producer of “special edition” home video programming. The complete consolidation of Home Vision was completed almost two months ahead of schedule, and sales from Home Vision’s library, including the classic BBC production of The Chronicles of Narnia, exceeded all expectations.  Also, sales from The Criterion Collection continue to be robust.  Together, Home Vision and The Criterion Collection helped Image achieve record revenues in last year’s fiscal third quarter.

The Exclusive Distribution Deal with Relativity Media Is a Value-Maximizing Strategic Transaction

In our search for strategic alternatives, we were happily able to leverage our management’s extensive contacts within the home video industry, our infrastructure and our excellent and long-standing reputation as one of the last remaining self-distributed independents, resulting in the negotiation and consummation of an agreement with Relativity Media to distribute major motion pictures on DVD home video and digital distribution.  This deal alone is projected to add hundreds of millions of dollars to our revenues over the coming years.

Moreover, the agreement financially incentivizes Relativity to deliver as many titles as possible as quickly as possible, due to the economic terms of the transaction, and their interests are aligned with those of our other stockholders.  Shareholders other than Lions Gate have expressed support and excitement about the substantial potential benefits of the deal to the company and all of its shareholders.

Lions Gate’s proposal to acquire Image was at a price that was rejected as grossly inadequate even prior to the Relativity transaction.  Relativity’s expected delivery of major studio-calibre titles to Image for DVD and digital distribution should help increase shareholder value.  In its capacity as a direct competitor of Image, Lions Gate no doubt would like such titles delivered to it instead, which may be further driving its campaign of disinformation.

The Recent $17 Million Convertible Debt Financing Strengthened Our Balance Sheet and Our Company

Notwithstanding Lions Gate’s attacks, we were able to successfully obtain favorable financing.  Our recent $17 million convertible debt financing has raised necessary capital for us to take advantage of exclusive content opportunities and help provide the financial foundation for the opportunities provided by the Relativity transaction.  Moreover, our lender valued its conversion rights at $4.25 per share after giving full effect to its rights and the Relativity transaction.

Lions Gate’s Attacks on Our Board Are Unjustifiable, False and Misleading

Unable to attack the business of Image Entertainment on the merits, Lions Gate resorts to a series of false and misleading innuendo and personal attacks.  For example, Lions Gate falsely claims that “Image’s efforts to develop a VMI system have failed,” but in truth our VMI system went live in early July as planned and scheduled, never missing any customer deadlines or being unable to meet customer inventory requirements.  Though Lions Gate also falsely claims we lost the “Blue Collar Comedian” talent, in truth Ron White chose to distribute both the DVD and accompanying audio CD for “You Can’t Fix Stupid” through us.  These two programs have been among our biggest sellers this year.

Notwithstanding the blatant conflict of interest in having competitors seeking seats on our board, Lions Gate argues that having board members affiliated with our business partners is somehow a bad thing.  But as stated in The Wall Street Journal, “Some boards have argued that having directors with some ties to the business is a good thing, because it ensures these directors truly understand the company whose board they sit on.”  Our board is composed of leading industry veterans, with directly relevant experience, whose interest is to help our company grow for the benefit of all of our stockholders.

Our Ongoing Analysis of Strategic Alternatives Will Seek to Maximize Value
for All of Our Stockholders, Not to Placate a Single Dissident.

Your board of directors remains committed to maximizing value for all of our stockholders, and will not capitulate to the bad faith tactics of Lions Gate.  We consider the long-term benefit and value to the company in everything we do.  Lions Gate, on the other hand, wants to force a liquidation of your company at a fire sale price.  We have positioned the company for the future.  We will continue to build shareholder value by continuing to successfully execute our business plan.  There is no reason to change your board.

Throw away the blue card — do not vote for a lone dissident stockholder.

Vote to increase value for all shareholders.

Vote the WHITE card for the company’s nominees today.

Our board and management team appreciate your vote of confidence.  Thank you for your support.

Sincerely.

/s/ MARTIN W. GREENWALD

Martin W. Greenwald
Chairman & CEO